ASSET PURCHASE AGREEMENT

This asset purchase agreement (hereafter "Agreement") between American Seawind Energy LLC, a Texas limited liability corporation (hereafter referred to as the "Developers"), and Crownbutte Wind Power, Inc., a North Dakota Corporation (hereafter "Crownbutte"), is entered into for the purpose of Crownbutte acquiring from the Developers all of the stock, shares, participation in, assets of, name, meteorological data and instrumentation and lease options of Ralls Wind Farm LLC (the "Project Company") a Texas limited liability company formed to establish a 10 MW wind farm near the town of Ralls, Texas.

Now whereas the Developers desire to sell, transfer, convey ownership, and deliver all assets of the Project Company to Crownbutte, and whereas Crownbutte desires to purchase the same from the Developers, the parties are in accord with respect to the conditions of this agreement as follows:

AGREEMENT

In consideration of the above recitals and the promises set forth in this Agreement, the Parties agree as follows:

1. Prior agreements

This agreement supersedes any prior agreements. By executing this agreement each party affirms and understands that this agreement supersedes any prior agreement, either written or oral, including but not limited to that certain agreement executed on or about July 1, 2008. Furthermore, the parties warrant and represent that they have entered into this agreement of their own choice and after having the opportunity to fully research and investigate the project. Further, the parties warrant and represent that no oral or written representations have been made by either party other than those specifically contained herein. Specifically, the parties in entering into this agreement do so without reliance on any representations, oral or written, other than those contained herein.

No representations of avoided costs. The parties understand that Developer has made no representations regarding the avoided costs associated with this project, such information being the sole responsibility of Crownbutte.

2. Basic Transaction

Purchase and Sale of Company. On the terms and subject to the conditions of this Agreement, Crownbutte agrees to purchase from the Developers and the Developers agree to sell, transfer, convey and deliver to Crownbutte, all rights, ownership, title, name, interest in, and assets of the Project Company free and clear of all security, interest, liens, claims, charges, restrictions, and encumbrances of any nature in exchange for the Purchase Price.

Purchase and Sale of all Assets. The Developers agree to include in the Purchase Price and deliver to Crownbutte all licenses, contracts, agreements, and warranties, without limitations, and all licenses, contracts, agreements, and warranties relating to the assets of the Project Company not clearly identified as such, but necessary for the completion and operation of the 10 MW wind park near the town of Ralls known as the Ralls wind farm ("the Assets"), including:

a. all books, records and other documents, and information relating to the assets identified in this agreement;
b. all permits, licenses, and other governmental approvals held by the Developers, or the Project Company;
c. all of the Developers', and the Project Company's, interests in and benefits under insurance policies relating to the assets in this agreement; and:
d. all intellectual property and its associated goodwill (collectively, "Intellectual Property") owned by, licensed to, or otherwise controlled by the Developers, or the Project Company, or used in, developed for use of, or necessary to, the construction and operation of those assets.

Excluded Assets. All assets presently held by the Developers not related to the Project Company.

Any licenses, contracts, agreements and warranties which were not necessary to be obtained on the date of the Agreement for the completion and operation of the Ralls wind farm.

Liabilities. Generally No Assumption of Liabilities. Crownbutte does not assume and is not liable for Developers' obligations, claims, indebtedness or liabilities of any kind, whether obsolete or contingent, liquidated or unliquidated, due or not yet due, accrued or not accrued, secured or not secured. Developers' are solely responsible for all of their liabilities, obligations and undertakings other than the Assumed Liabilities prior to the Closing Date.

Deliverables.

a. Signed and assignable Power Purchase Agreement (PPA) (or TEXAS PSC determination of the avoided cost). This deliverable will not be required in the event that this project qualifies as a Public Utility Regulatory Policies Act ("PURPA") project.
b. Signed and assignable interconnect agreement or a copy of the Design Guide/Engineering Estimate. It is understood by the parties that American Seawind has no responsibility for any construction costs associated with the interconnection for the project with all such costs solely the responsibility of Crownbutte.

c. Signed and assignable Land Lease options with title search and guarantee.
d. Signed and assignable Right-of-Ways to substation positions and power lines.
e. FFA Determination of Non-Obstruction for 5 turbines. This information/deliverable will be provided in reasonable time upon notice from Crownbutte of the expected start date of construction and the expected completion date of construction.
f. Permits, or letters of No-Impact, or written confirmation that permits are not required from Fish and Game Dept. and the U.S. Fish and Wildlife Service.
g. Permits, or letters of No-Impact, or written confirmation that permits are not required from the TEXAS State Historical Society.
h. Archeological/Tribal/Cultural permitting where applicable.

Purchase Price. The purchase price of the Wind Park designated Ralls Wind Farm shall be one million five hundred thousand US Dollar ($1,500,000.00).

Payment Schedule.

a. A **non-refundable** $200,000 payment is due by September 19, 2008. This payment must be wired on or before the due date as per the instructions provided to Crownbutte by Developer. If this payment is not received on or before the above due date Crownbutte shall be considered in material breach of this agreement.
b. $1,000,000 upon completion of due diligence and the securing of the bridging/construction financing by Crownbutte but no later than March 10, 2009. However, in the event that Developer fails to deliver all Deliverables by December 31, 2008 (unless otherwise specified herein) or such Deliverables are determined to be unachievable (i.e. materially prevents the project from being built and or operated at any time in the foreseeable future) this agreement shall become terminable by either party. In such event and in the absence of a written amendment to this agreement executed by all parties, Developer shall still be entitled to retain and keep $100,000 (i.e. 50%) of the initial non refundable payment of $200,000 referenced in paragraph a. above with the remaining $100,000 (i.e. 50%) of the first non refundable payment to be due to and returned to Crownbutte within ten (10) working days of a determination that the Deliverables are unachievable as referenced above.
c. $300,000 upon the beginning of construction but no later than 12 calendar months after the signing of this agreement.

In the event of non-payment by Crownbutte on any of the due dates above, excluding the September 19, 2008 due date for the $200,000 non refundable payment which cannot be altered or extended, Crownbutte will have ten (10) working days to rectify and carry out payment; after this period and if payment has not been carried out, Crownbutte will return all Assets, rights, licenses relating to the project to Developer within a period of ten (10) working days and this agreement will become null and void without any further liability or obligation on Developer's part. In such instance Developer shall be entitled to the full non refundable payment of $200,000. The return of the assets and retention of the $200,000 by the Developer being the exclusive remedy for breach by Crownbutte.

Upon final payment by Crownbutte, Developer shall be immediately released from any and all liability of whatever kind regarding the project or this Agreement and all Deliverables shall be deemed to have been acceptable, achievable, and duly delivered by Developer to Crownbutte. Further, as of the date of final payment Crownbutte shall be considered to have fully accepted the terms of this Agreement and all then existing or future rules, regulations, statutes, or other laws enacted, amended, changed, adopted or accepted by any local, state, or federal entity which might in any way materially affect the project. It is the intent of the parties that this Release shall fully release Developer from any liability to Crownbutte whatsoever following the date of final payment by Crownbutte.

Termination of this Agreement. Crownbutte will instruct a Certified Consulting Meteorologist ("CCM") to produce a wind climate and energy yield report for the Ralls Wind Farm, based on the Dewind D8.2 60Hz wind turbine with turbine locations as provided by the Developers, within two calendar (2) weeks from signing of this Agreement. This report shall be made available to both Parties. In the event that this report estimates a net capacity factor, based on industry standard accepted efficiency factors and losses, of less than 36.5%, Crownbutte will have the option to terminate this agreement without any further liabilities or obligations on Crownbutte's or Developer's part. In this event, Developer shall be entitled to keep the $200,000 non refundable payment. Further, in this event, Crownbutte shall immediately return all documents, data, materials etc. provided for the purpose of due diligence to the Developer. Notwithstanding the provisions for remedy of non-payment described above, in the event that the payment in clause "a" for the non refundable $200,000 payment is not received as cleared funds within 2 working days of the due date, the Developer shall have the right to immediately terminate this agreement and Crownbutte shall immediately return all documents, data, materials etc provided for the purpose of due diligence to the Developer and shall further be still obligated for the payment of the $200,000 non refundable fee.

Tax Matters. The Developers have filed all necessary and applicable tax returns for the Project Company, and all such necessary and applicable tax returns are correct and complete in all material respects. The Project Company has paid all applicable federal, state, local or foreign taxes owed by the Project Company, whether or not disputed.

Notes and Accounts Receivable. All notes and accounts receivable of the Project Company are reflected properly on their books and records, and are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts.

Confidentiality. The terms and conditions of the Agreement shall remain confidential between the Developers and Crownbutte ("the Parties"). A Party will only disclose any part or the whole of the Agreement only to the named parties pursuant to the express written permission of the other Party.

Governing Law. This agreement shall be interpreted in accordance with the laws of the State of Texas, applicable to contracts to be performed wholly within the state by residents of the state without regard to the principles of conflicts of laws. Venue for any dispute concerning this agreement shall be proper if filed in any Court in Texas.

Crownbutte is not a guarantor or otherwise responsible for any liability or obligation, including indebtedness of any other person or entity.

Dated this 25 day of September, 2008.

AMERICAN SEAWIND ENERGY, LLC

By: Mike Styer
Title: ______

Dated this 18 day of September, 2008.

CROWNBUTTE WIND POWER, INC.

By: ______
Timothy H. Simons
President and CEO

Dated this ____ day of ____________, 2008.

By: Dan Gefroh
Dan Gefroh
Secretary/Treasurer and CFO

Dated this 18 day of September, 2008.